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                                                                    Exhibit 99.1

NEVADA POWER ANNOUNCES PRIVATE OFFERING

AUGUST 8, 2003
Nevada Power
Contact: Andrea Smith
Phone: (702) 367-5683

For Immediate Release

Las Vegas, Nev. -- Nevada Power Company, a subsidiary of Sierra Pacific Resources (NYSE: SRP), today announced that it will privately offer $350 million principal amount of its General and Refunding Mortgage Notes, Series G, with an anticipated maturity of 10 years. The sale of the notes is expected to be consummated in mid-August 2003.

Nevada Power Company plans to use the proceeds from the sale of the notes to repay maturing debt; $210 million principal amount of its unsecured 6% Notes due September 15, 2003, and $140 million principal amount of its General and Refunding Mortgage Notes, Floating Rate, Series B, due October 15, 2003, on or prior to maturity.

The notes will be secured by the lien of the Company's General and Refunding Mortgage Indenture, which constitutes a lien on substantially all of the company's real property and tangible personal property located in the State of Nevada. The notes will be sold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S under the Securities Act of 1933 (the "Securities Act"). The notes will not be registered under the Securities Act and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available.

Nevada Power Company is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas. The Company also provides electricity to Nellis Air Force Base, the Department of Energy at Mercury and Jackass Flats at the Nevada Test Site. Nevada Power Company provides electricity to approximately 669,000 residential and business customers in a 4,500 square mile service area.

This press release does not constitute an offer to sell these securities, nor a solicitation of an offer to purchase these securities, nor is it a solicitation of any proxy or consent for any purpose.

This press release may contain forward-looking statements regarding the future performance of the Company within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. If we are

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unable to consummate the offering of the notes in a timely manner, our ability to repay the $350 million of our indebtedness referenced above will be adversely affected. Other risks and uncertainties include, but are not limited to, further unfavorable rulings in future rate cases, the ability of the Company to access capital markets for working capital and the repayment of maturing debt, whether suppliers, such as Enron Power Marketing, that have terminated their power supply agreements with us will be successful in pursuing their claims against us for liquidated damages, whether we will have sufficient liquidity to pay our power requirements, operating hazards, uninsured risks and changes in energy-related federal or state legislation and regulations. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's 10-K for the year ended December 31, 2002 and the Company's 10-Q for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.